Exhibit 10.1

BUNGE LIMITED
50 Main Street
White Plains, New York 10606

December 15, 2010

Mr. Archibald Gwathmey
Bunge Limited
50 Main Street
White Plains, New York 10606

Separation Agreement and Release of Claims

Dear Archie:

This letter sets out the terms and conditions of our agreement (the “Agreement”) regarding your separation of service from Bunge Limited (the “Company”).

1.           Effective Date.  Effective December 31, 2010 (the “Effective Date”), your employment with the Company and its subsidiaries and affiliates (the “Company Group”) will end.  In that regard, you hereby resign, effective as of the Effective Date, from your position as Senior Risk Officer of the Company and from all other positions, offices and directorships that you then hold with the Company Group.

2.           Separation Payment.  In consideration of the covenants set forth herein and the waiver and release of claims set forth below, and subject to your satisfaction of the Release Conditions (as defined in Section 15), to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will pay you the amount of $1,440,000, in accordance with the Company’s payroll practices within 30 days following the Effective Date.

3.           2010 Annual Incentive Plan Award.  You will also be eligible to receive an annual bonus for 2010 under the Company’s Annual Incentive Plan, which will be paid in 2011 at the time that bonuses are paid to employees generally.

4.           Equity Awards.  In further consideration of the covenants set forth herein and the waiver and release of claims set forth below, and subject to your satisfaction of the Release Conditions, your outstanding equity awards under the Company’s Equity Incentive Plan and the 2009 Equity Incentive Plan (collectively, the “EIP”) will be subject to the following:

(a)         Stock Options.  With respect to any outstanding stock options held by you on the Effective Date, your separation of service with the Company will be treated as an “Early Retirement” for purposes of determining the vested percentage of your outstanding, unvested stock options and the exercise period of your outstanding stock options in accordance with the terms of the EIP and the applicable award documents.

(b)         Time Based Restricted Stock Units (“TBRSUs”).  With respect to any outstanding TBRSUs held by you on the Effective Date, your separation of service with the Company will be treated as a “Retirement” and any outstanding TBRSUs will vest in accordance with the terms of the EIP and the applicable award documents.

(c)         Performance Based Restricted Stock Units (“PBRSUs”).  With respect to any outstanding PBRSUs held by you on the Effective Date, your separation of service with the Company will be treated as a “Retirement” and any outstanding PBRSUs will vest in accordance with the terms of the EIP and the applicable award documents; provided, however, that any forfeiture conditions under the EIP that would have otherwise applied to your outstanding PBRSUs as a result of your Retirement will be waived and you will continue to vest in such PBRSUs under the terms of the EIP and the applicable award documents as if you had remained employed by Company through the originally scheduled vesting dates of the PBRSUs.

5.           Benefits.

(a)         Post-Retirement Medical Benefits.  You will be eligible to receive retiree medical benefits under the Company's post-retirement medical benefit plan in accordance with the terms and conditions of the plan.  You will be obligated to pay all deductibles, co-payments and other costs under the plan as in effect from time to time.

(b)         Vacation.  Any accrued but unused vacation you have as of the Effective Date, as reflected in the Company's time-off reporting system and in accordance with the terms of the Company’s vacation policy applicable to you, will be paid to you in accordance with such vacation policy.

6.           Retirement and Deferred Compensation Plans.  You will be entitled to receive your vested, accrued benefits under the Company's retirement and deferred compensation plans (as applicable) in accordance with the terms and conditions of such plans.

7.           No Other Compensation or Benefits.  Except as otherwise specifically provided herein or as required by “COBRA”, or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Date (including, without limitation, any compensation or benefits under any severance plan, program or arrangement or the offer letter between you and the Company dated February 24, 2010) (the “Offer Letter”).

8.           Protective Covenants.  In addition to the restrictive covenants set forth in your applicable award agreements under the EIP (including, without limitation, the Restricted Stock Unit Award Agreement dated as of May 20, 2010, attached hereto as Exhibit A), which you will continue to be subject to following the Effective Date, you agree to the following:

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(a)         Cooperation.  Following the Effective Date, you shall provide assistance to and shall cooperate with the Company Group, upon the reasonable request of the Company, with respect to matters within the scope of your duties and responsibilities during your employment with the Company.  The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause any other member of the Company Group to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.  The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company Group hereunder.

9.           Return of Property.  You represent, warrant and covenant that on or before the Effective Date, you shall surrender to the Company all property of the Company Group in your possession and all property made available to you in connection with your employment by the Company and including, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment or service with the Company Group.

10.           General Release.  In consideration of the payments and benefits provided to you under this Agreement, and after consultation with counsel, you, and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge each member of the Company Group and their  respective officers, employees, directors, shareholders and agents (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) your employment relationship with and service as an employee, officer or director of the Company Group and the cessation of such relationship or service, (ii) the Offer Letter and (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 10 will not apply to the obligations of the Company under this Agreement.  The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of your employment relationship or your service as an employee, officer or director of the Company Group and the cessation thereof.  This Section 10 does not apply to any Claims that the Releasors may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Claims arising under ADEA are addressed in Section 11 of this Agreement.

11.           Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge each member of the Company Group and their respective officers, employees, directors, shareholders and agents from any and all Claims that

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the Releasors may have as of the date you sign this Agreement arising under ADEA.  By signing this Agreement, you hereby acknowledge and confirm the following:  (i) you were advised by the Company in connection with your separation from service with the Company to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA and, you have in fact consulted with an attorney; (ii) you were given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; (iii) you are providing the release and discharge set forth in this Agreement only in exchange for consideration in addition to anything of value to which you are already entitled; and (iv) that you knowingly and voluntarily accept the terms of this Agreement.

12.           Representation.  You represent and warrant that you have not assigned any of the Claims being released under Sections 10 and 11.  Except for Claims brought under ADEA, you agree that you have not, and will not, commence or join any legal action or institute, assist or otherwise participate in connection with, any action, complaint, claim, grievance, arbitration, lawsuit, or administrative agency proceeding, on the basis of any claim of any type arising out of or related to your employment with and/or separation from employment with the Company Group and/or any of the other Releasees, except you may bring a lawsuit to enforce this Agreement.  Nothing in this paragraph is intended to reflect any party’s belief that your waiver of claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of the parties that such claims are waived.

13.           Indemnification.  You will continue to be entitled to the benefits of the indemnity provisions set forth in the Company’s Memorandum of Association and Bye-laws, in accordance with their respective terms, with regard to your actions as an officer, director or employee of the Company, and you will continue to be entitled to coverage under the Company’s directors’ and officers’ liability insurance to the extent such insurance provides coverage for the period you served as a director, officer or employee of the Company, in accordance with the terms of such insurance policy as in effect from time to time.

14.           Miscellaneous.

(a)           Entire Agreement.  Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the cessation thereof which you may have had with the Company (including, without limitation, the Offer Letter).  This Agreement may be amended only by a written document signed by the parties hereto.

(b)          Section 409A.  If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code.

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(c)           Withholding Taxes.  Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

(d)           Governing Law.  This Agreement will be subject to, and construed in accordance with, the laws of the State of New York.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court within New York (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

(e)           Waiver.  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

(f)           Severability.  In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby.  If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

(g)          Counterparts.  This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

(h)          Successors and Assigns.  Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by you and the Company and their respective successors and assigns.

15.           Revocation.  You may revoke this Agreement within the seven (7)-day period commencing on the date you sign this Agreement (the “Revocation Period”).  In the event of any such revocation by you, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation.  Your revocation shall not be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.  If you sign this Agreement and do not revoke this Agreement after signing it in accordance with the provisions of this Section 15 or otherwise, you will have satisfied the “Release Conditions”.

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Please indicate your acceptance of the above by signing and dating one original of this Agreement and returning to the Company, attention Vicente Teixeira.

BUNGE LIMITED

By:	/s/ Vicente C. Teixeira
	Name:	Vicente C. Teixeira
	Title:	Chief Personnel Officer

ACCEPTED AND AGREED:

/s/ Archibald Gwathmey
Archibald Gwathmey

Dated: December 15, 2010

EXHIBIT A

BUNGE LIMITED 2009 EQUITY INVENTIVE PLAN
SUMMARY OF INDIVIDUAL TERMS
2010 AWARD OF TIME-BASED RESTRICTED STOCK UNITS

The following is a summary description of certain individualized terms and conditions of the 2010 Award of Time-Based Restricted Stock Units granted to you (the “Participant”) under the Bunge Limited 2009 Equity Incentive Plan (the “Plan”).  This summary (the “Summary of Individual Terms”) does not address all 2010 Award features.  You will also receive a Notice of  Time-Based Restricted Stock Units Grant (the “Grant Notice”), and the Terms and Conditions Applicable to Time-Based Restricted Stock Units (the “Terms and Conditions”), which, together with the Summary of Individual Terms, provide a detailed explanation of the terms and conditions of the Award of Time-Based Restricted Stock Units and constitute the Award Agreement.  To the extent that this Summary of Individual Terms amends, deletes or supplements any terms of the Terms and Conditions, this Summary of Individual Terms shall control.  Defined terms not explicitly defined in the Award Agreement shall have the same definitions as in the Plan.

Award Recipient	Archibald Gwathmey
Date of Grant	May 20, 2010 (the “Date of Grant”).
Target Number of Time-Based Restricted Stock Units	75,000
Vesting Schedule	Generally, all Time-Based Restricted Stock Units shall vest one-third (1/3) of the Shares on each of the first, second and third anniversaries of the Date of Grant (each, a “Vesting Date”).

BUNGE LIMITED 2009 EQUITY INCENTIVE PLAN
2010 AWARD AGREEMENT

– Notice of Restricted Stock Units Grant –

Date as of May 20, 2010

Effective as of the Date of Grant (as defined in the Summary of Individual Terms delivered to the Participant), you (the “Participant”) are hereby granted an Award of Restricted Stock Units as set forth in your account (the “Restricted Stock Units”) under the Bunge Limited 2009 Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and the Award Agreement (the “Award Agreement”).  The Award Agreement consists of this Notice of Restricted Stock Units Grant (the “Grant Notice”), a summary of the individual terms applicable to the Participant (the “Summary of Individual Terms”), and the attached Terms and Conditions Applicable to Restricted Stock Units (the “Terms and Conditions”).  Defined terms not explicitly defined in the Award Agreement shall have the same definitions as in the Plan.

The Participant should read this Grant Notice in conjunction with the Summary of Individual Terms and the Terms and Conditions in order to understand the full terms and conditions of the Award of Restricted Stock Units.  To the extent that the Summary of Individual Terms amends, deletes or supplements any terms of the Terms and Conditions, the Summary of Individual Terms shall control.

The Participant and Bunge Limited, a company incorporated under the laws of Bermuda, and any successor thereto (“Bunge” or the “Company”), agree that this Award is granted under and subject to the terms and conditions of the Plan and the Award Agreement, and that this Award is granted for no consideration other than the Participant’s services.  The Participant acknowledges that he or she has reviewed the Plan and the Award Agreement in their entirety, understands the terms and conditions of the Plan and the Award Agreement, and has had an opportunity to obtain the advice of counsel and a qualified tax advisor prior to accepting the Award.  The Participant hereby agrees to comply with the terms and conditions of the Plan and the Award Agreement and accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and the Award Agreement.

The Participant understands that the Award and all other awards under the Plan are made in the discretion of the Company and that no right to receive the Award or any other awards under the Plan exists absent a written agreement with the Company to the contrary.

BUNGE LIMITED
2009 EQUITY INCENTIVE PLAN

AWARD AGREEMENT

– Terms and Conditions Applicable to Restricted Stock Units –

Date as of May 20, 2010

1.      Grant. Subject to the terms and conditions of the Plan and the Award Agreement, the Company has elected to grant the Participant an Award of Restricted Stock Units as of the Date of Grant.  Each Restricted Stock Unit shall entitle the Participant to receive one Share, subject to the Participant’s satisfaction of the terms and conditions of the Plan and the Award Agreement.

2.      Vesting of Restricted Stock Units.  Subject to the terms and conditions of the Plan and the Award Agreement, the Restricted Stock Units shall vest on the applicable Vesting Dates, as defined in the Summary of Individual Terms made available to the Participant (the “Vesting Period”).  Except as otherwise provided in Section 6 below, a Participant must remain in the continuous employment of the Company through the applicable Vesting Date for any Restricted Stock Unit to vest.

3.      Payment of Awards.  Issuance of Shares in settlement of the vested portion of an Award shall be made within 60 days following the applicable Vesting Date.  The number of Shares issued to the Participant shall equal the number of Shares underlying the vested portion of the Award receivable by the Participant following such Vesting Date.

4.      No Rights as Shareholder.  The Participant shall have no rights as a shareholder with respect to any Restricted Stock Units until Shares, if any, shall have been issued to the Participant following the applicable Vesting Date, and except as expressly provided herein or in the Plan, no adjustment shall be made for dividends or distributions or other rights in respect of any Share for which the record date is prior to the date on which the Participant shall become the registered holder of such Shares.

5.      Dividend Equivalent Payments.  If the Company pays any cash or other dividend or makes any other distribution in respect of the Shares underlying the Restricted Stock Units, the Company shall maintain a bookkeeping record to which such amount of the dividend or distribution in respect to such Shares shall be credited, at such time and in such manner as is determined solely by the Committee, to an account for the Participant and paid in whole Shares (rounded down to the nearest whole Share) at the time the Award is settled.

6.            Termination of Employment.

(a)           Termination of Employment for Any Reason Other Than Death, Disability or Retirement; Resignation for Any Reason.  In the event that the Participant’s employment is terminated by the Company for Cause or because of the Participant’s resignation for any reason, any unvested portion of the Award shall be cancelled and shall be void as of the date of such termination.  If the Participant’s employment is terminated by the Company without Cause, the unvested portion of the Award shall vest prorata in accordance with Section 9(b) of the Plan and, subject to Section 6(d) hereof, all vested Restricted Stock Units shall be settled and Shares issued to the Participant in accordance with Section 3 hereof within 60 days following the date of the Participant’s separation from service.

(b)           Termination of Employment Due to Death.  In the event that a Participant’s employment terminates prior to the Restricted Stock Units being 100% vested under the Award Agreement due to the Participant’s death, the unvested portion of the Restricted Stock Units shall become immediately vested as of the date of such termination.  Subject to Section 6(d) hereof, all vested Restricted Stock Units shall be settled and Shares issued to the Participant’s estate in accordance with Section 3 hereof within 60 days following the date of the Participant’s separation from service.

(c)           Termination of Employment Due to Disability or Retirement.  In the event that the Participant’s employment terminates prior to the Restricted Stock Units being 100% vested under the Award Agreement due to his Disability or Retirement, subject to the Participant’s compliance with Section 7(d) hereof, the unvested portion of the Restricted Stock Units shall continue to vest on each applicable Vesting Date.  In the event that the Company determines in good faith that the Participant has breached any of the covenants set forth in Section 7(d) hereof, any unvested portion of the Award shall immediately be cancelled and shall be void as of the date of such determination.  Subject to Section 6(d) hereof, all vested Restricted Stock Units shall be settled and Shares issued in accordance with Section 3 hereof within 60 days following the applicable Vesting Date.

(d)          Provision for Specified Employees.  Notwithstanding anything herein to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, at the time of the Participant’s separation from service, any payment hereunder that provides for a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Participant’s separation from service; provided, however, that if the Participant dies at any time after the Date of Grant, all vested Restricted Stock Units shall be paid in accordance with Section 3 hereof within 60 days following the date of the Participant’s death.

7.      General Terms.

(a)           Transferability.  The Award is not transferable by the Participant, except by will or by the laws of descent and distribution or pursuant to a domestic relations order, if applicable.

(b)           Award Not a Service Contract.  Neither the Award Agreement nor the Award granted hereunder is an employment or service contract, and nothing in the Award Agreement shall be deemed to create in any way whatsoever any obligation on the part of the Participant to continue in the employ of the Company, or of the Company to continue the Participant’s employment.  In addition, nothing in the Award Agreement shall obligate the Company or shareholders, the Board, officers or employees of Bunge or any other entity constituting the Company to continue any relationship that the Participant might have as a director, advisor, employee or consultant for the Company.

(c)           Withholding Obligations.  The Company shall be entitled to require the Participant, prior to delivery of any Shares, to remit to the Company an amount sufficient to satisfy any U.S. federal, state, local and/or foreign income tax, social tax or other applicable payroll tax withholding requirements.  The Company may, in its sole discretion, permit the Participant to satisfy U.S. federal, state, local and/or foreign income tax, social tax or other applicable payroll taxes arising upon the payment of the Restricted Stock Units by having the Company withhold Shares or by tendering Shares, in each case in an amount sufficient to satisfy any such tax obligations.  Shares withheld or tendered will be valued using the fair market value of the Shares on the date the applicable Restricted Stock Units are paid, using a valuation methodology established by the Company.

(d)           Restrictive Covenants; Cooperation Obligations.

(i)           Confidentiality.  The Participant acknowledges and agrees with the Company that he shall not at any time, except in the performance of his obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than Bunge, its parent companies and subsidiaries (individually and as a group, the :”Bunge Group”) or use for his  own benefit any information deemed to be confidential by any member of the Bunge Group ("Confidential Information") relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, financial or commercial information, business plans or other Confidential Information used by, or useful to, any member of the Bunge Group and known to the Participant by reason of his employment by, shareholdings in or other association with any member of the Bunge Group.  The Participant further agrees that he shall retain all copies and extracts of any written Confidential Information acquired or developed by him during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns.  The Participant further agrees that he shall not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, he shall, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bunge Group, fully and completely, all rights created or contemplated by this Section 7(d)(i).  The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.

(ii)           Non- Competition. The Participant agrees with the Company that, for so long as he is employed by the Bunge Group and continuing until the last day of the Vesting Period (such period to be referred to as the “Restricted Period”), the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, engage in a business competitive to that of the Bunge Group; provided, however, that nothing herein shall limit the right of the Participant to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.  The Restricted Period shall be extended by the length of any period during which the Participant is in breach of any of the terms of this Section 7(d).

(iii)          Non-Solicitation.  During the Restricted Period, the Participant agrees with the Company that he shall not in any way, directly or indirectly (except in the course of his employment with the Company), (A) call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of any member of the Bunge Group (or any other entity that the Participant knows is a potential customer with respect to specific products of the Bunge Group and with which the Participant has had contact during the period of his or her employment with the Bunge Group), for purposes of competing with the Bunge Group, (B) take away or interfere or attempt to take away or interfere with any custom, trade or business of any member of the Bunge Group, or (C) interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or hire, solicit, induce or attempt to solicit or induce any of them to terminate their service with any member of the Bunge Group or violate the terms of their contracts or any employment arrangements, with any member of the Bunge Group.  The Restricted Period shall be extended by the length of any period during which the Participant is in breach of any of the terms of this Section 7(d).

(iv)          Application of Covenants.  The activities described in this Section 7(d) shall be prohibited regardless of whether undertaken by the Participant in an individual or representative capacity, and regardless of whether performed for the Participant’s own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Bunge).

(v)           Injunctive Relief.  Without limiting the remedies available to Bunge, the Participant acknowledges that a breach of any of the covenants contained in this Section 7(d) may result in irreparable injury to Bunge for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Bunge shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction restraining the Participant from engaging in activities prohibited by this Section 7(d) or such other relief as may be required to specifically enforce any of the covenants in this Section 7(d).

(e)           Unsecured Creditor.  As the holder of Restricted Stock Units, the Participant has only the rights of a general unsecured creditor of Bunge.

(f)           Plan Document Controls.  In the event of any conflict between the provisions of the Award Agreement and those of the Plan, the provisions of the Plan shall control.

(g)           Applicable Law.  The Award Agreement shall be governed by and subject to the laws of the State of New York and to all applicable laws and to the approvals by any governmental or regulatory agency as may be required.

(h)           Validity.  The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, which shall remain in full force and effect.  The parties intend that any offending provision shall be enforced to the fullest extent to which it is enforceable, that any unenforceable portion thereof be severed from the Award Agreement, and that the Award Agreement, as modified to sever any such unenforceable portion, be enforced to the fullest extent permitted by law.  In the event that all or any portion of the Award is forfeited pursuant to the terms of the Plan or the Award Agreement, such forfeiture shall be automatic and shall not require any further action by the Participant or the Company.

(i)           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand, telecopy or facsimile transmission or sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the applicable party.  Notices or other communications to the Participant shall be sent to the mailing address provided by the Participant to Bunge.  Notices or other communications to Bunge shall be sent to its principal office, which is currently located at 50 Main Street, 6th Floor, White Plains, New York 10606, Attention:  Chief Personnel Officer.  All such notices shall be conclusively deemed to be received and shall be effective, (i) if delivered by hand, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

(j)           Waiver.  The waiver by either party of compliance with any provision of the Award Agreement by the other party shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach of such party of a provision of the Award Agreement.

(k)           Committee Decisions Final.  Any dispute or disagreement that arises under, or as a result of, or pursuant to, or in connection with, the interpretation or construction of the terms of the Award Agreement or the Award granted hereunder shall be determined by the Committee.  Any interpretation by the Committee of the terms of the Award shall be final and binding on all persons affected thereby.

(l)           Amendments.  The Committee shall have the power to alter or amend the terms of the Award Agreement as set forth herein from time to time (including, without limitation, pursuant to Section 7(s) hereof) in any manner consistent with the provisions of Section 14 of the Plan.  Any alteration or amendment of the terms of the Award by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  Notwithstanding the foregoing, except as contemplated by Section 14 of the Plan, or by Section 7(s) hereof, no such alteration or amendment may, without the consent of the Participant, adversely affect the rights of the Participant under this Award.  The Committee or its designee shall give notice to the Participant of any such alteration or amendment as promptly as practicable after the adoption thereof.  Notwithstanding any provision herein to the contrary, the Board shall have broad authority to amend this Award to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and Federal laws, including without limitation, any amendments made pursuant to Section 409A.

(m)           Entire Agreement; Headings.  The Award Agreement and the other related documents expressly referred to herein set forth the entire agreement and understanding between the parties hereto.  The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Award Agreement.

(n)           Market Standoff Agreement.  The Participant, if requested by Bunge and an underwriter of Common Stock (or other securities) of Bunge, agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of Bunge held by the Participant during the period requested by the underwriter managing any public offering of Common Stock (or other securities) of Bunge following the effective date of a registration statement of Bunge filed under the U.S. Securities Act of 1933, as amended, provided that all similarly situated officers and directors of Bunge are required to enter into similar agreements.  Such agreement shall be in writing in a form satisfactory to Bunge and such underwriter.  Bunge may impose stop-transfer instructions with respect to the shares (or other securities) subject to the foregoing restriction until the end of such period.

(o)           Share Ownership Guidelines.  The Participant, if subject to Bunge’s share ownership guidelines, agrees to comply with the conditions and restrictions imposed by such guidelines with respect to any Shares received in connection with the settlement of an Award.

(p)           Securities Laws Compliance.  No Shares shall be issued or transferred under the Award Agreement unless the Committee determines that such issue or transfer is in compliance with all applicable U.S. federal, state and/or foreign securities laws and regulations, including without limitation, Bermuda laws and regulations.

(q)           Recoupment of Awards.  The Participant, if subject to Bunge’s Executive Compensation Recoupment Policy, as amended from time to time, agrees that the Award granted under this Award Agreement is subject to the terms and conditions of such Executive Compensation Recoupment Policy.

(r)           Consent to Electronic Delivery.  In lieu of receiving documents in paper format, the Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Bunge may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award and any other  prior or future award or program made or offered by Bunge.  Electronic delivery of a document to the Participant may be via the internet at https://www.benefitaccess.com or by reference to a location on a Company intranet site to which the Participant has access.

(s)           Compliance with Section 409A.  Notwithstanding any contrary provision in this Award Agreement or the Plan, if any provision of this Award Agreement or the Plan contravenes any regulations or guidance promulgated under Section 409A or could cause the Restricted Stock Units to be subject to additional taxes, interest and/or penalties under Section 409A, such provision of this Award Agreement or the Plan may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

BUNGE LIMITED		PARTICIPANT

By:	/s/ Vicente C. Teixeira	By:	/s/ Archibald Gwathmey
Name	Vicente C. Teixeira	Name	Archibald Gwathmey
Title	Chief Personnel Officer	Title	Co-CEO, Bunge Global Agribusiness